Child, Sullivan & Company
A Professional Corporation Of Certified Public Accountants
1284 W. Flint Meadow Dr. Suite D
Kaysville, Utah 84037 (801) 927-1337

January 2, 2006

Securities and Exchange Commission
450 5th Street, Northwest
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Sullivan & Company was previously principal accountant for Tabatha V, Inc. (formerly Power-Save Energy Corp. (the "Company")) and reported on the financial statements of the Company for the year ended June 30, 2005. On or about January 1, 2006, we changed our accounting practice from a corporation to a professional limited liability company, Child, Van Wagoner & Bradshaw, PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K dated January 23, 2006, and agree with such statements.

Very truly yours,

/s/ Child, Sullivan & Company

Child, Sullivan & Company